EXHIBIT 21.1
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                         CADIZ LAND COMPANY, INC.

                        SUBSIDIARIES OF THE COMPANY


Pacific Packing, Inc.
Pacific Real Estate, Inc.
Rancho Cadiz Mutual Water Company
Southwest Fruit Growers,  LP
Sun World International, Inc.